As filed with the Securities and Exchange Commission on June 25, 2015

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

SPHERE 3D CORP.
(Exact Name of Registrant as Specified in Its Charter)
___________________

Ontario, Canada	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

240 Matheson Blvd. East
Mississauga, Ontario L4Z 1X1
(Address, Including Zip Code, of Principal Executive Offices)
___________________

Sphere 3D Corp. 2015 Performance Incentive Plan
Sphere 3D Corp. Employee Stock Purchase Plan
(Full Title of the Plan)
___________________

DL SERVICES
Columbia Centre,
701 Fifth Avenue,
Suite 6100, Seattle,
Washington, 98104
(206) 903-8800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Warren T. Lazarow, Esq.
Paul Sieben, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
(650) 473-2600
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Shares, no par value per share, issuable pursuant to awards granted under the Sphere 3D Corp. 2015 Performance Incentive Plan	8,790,315(1) shares	$4.815(2)	$42,325,367(2)	$4,919

Common Shares, no par value per share, issuable pursuant to awards granted under the Sphere 3D Corp. Employee Stock Purchase Plan	2,000,000(1) shares	$4.815(2)	$9,630,000(2)	$1,119

TOTAL	10,790,315(1) Shares		$51,955,367(2)	$6,038

(1)

This Registration Statement covers, in addition to the number of common shares, no par value per share (the “Common Shares”) of Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario (the “Company” or the “Registrant”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Sphere 3D Corp. 2015 Performance Incentive Plan and the Sphere 3D Corp. Employee Stock Purchase Plan (each a “Plan” and, collectively, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Shares on June 19, 2015 (which is within five business days prior to the date of this filing), as quoted on the Nasdaq Global Select Market.

The Exhibit Index for this Registration Statement is at page 11.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

            The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.               Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 40-F (File No. 001-36532) filed with the Commission on March 31, 2015, (the “Form 40-F”), which includes the audited consolidated balance sheets of the Registrant and subsidiaries as of December 31, 2014 and 2013, and the related audited consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the years ended December 31, 2014 and 2013.

(b)

The description of the Registrant’s common shares contained in its Registration Statement on Form 8-A (File No. 001-36532) filed with the Commission on July 7, 2014 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other amendment or report filed for the purpose of updating such description.

(c)

The Registrant’s Registration Statement on Form F-4 (File No. 333-197569) filed with the Commission on July 23, 2014, as subsequently amended (the “Form F- 4”), which includes (i) the audited consolidated balance sheets of the Registrant and subsidiaries as of December 31, 2013 and 2012, and the related audited consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the years ended December 31, 2013 and 2012, (ii) the consolidated audited balance sheets of Overland Storage, Inc. and Subsidiaries (“Overland”) as of June 30, 2014 and 2013, and the related audited consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the fiscal years ended June 30, 2014 and 2013, (iii) the audited consolidated balance sheets of Tandberg Data S.à r.l. and subsidiaries (“Tandberg”) as of December 31, 2013 and 2012, and the related audited consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the years ended December 31, 2013 and 2012, and (iv) the unaudited pro forma condensed combined financial information of the Registrant, Overland and Tandberg giving effect to the acquisition of Overland by the Registrant and derived from the historical consolidated financial statements and notes thereto of the Registrant, Overland and Tandberg contained in the Form F- 4.

(d)

The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001- 36532) furnished to the Commission on May 14, 2015, which includes unaudited consolidated balance sheets of the Registrant and subsidiaries as of and for the three months ended March 31, 2015 and 2014.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all Reports of Foreign Private Issuer on Form 6-K (or portions thereof) subsequently furnished to the Commission that are identified in such form as being incorporated by reference into this Registration Statement prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that unless otherwise identified, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.               Description of Securities

Not applicable.

Item 5.               Interests of Named Experts and Counsel

Not applicable.

Item 6.               Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), the Company may indemnify a director or officer, a former director or officer or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual also had reasonable grounds for believing that his or her conduct was lawful. Further, the Company may, with court approval, indemnify an individual described above in respect of an action by or on behalf of the Company or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Company or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills condition (i) above. An individual as described above is entitled as a matter of right to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceedings to which such individual is subject if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done, and has fulfilled conditions (i) and (ii) above.

In accordance with the Business Corporations Act (Ontario), the Company has agreed to indemnify each of its directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding in which such individual is involved by reason of his association with the Company or other entity if he acted honestly and in good faith with a view to the best interests of the Company or such other entity, and he had reasonable grounds for believing that his conduct was lawful.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.               Exemption from Registration Claimed

Not applicable.

Item 8.               Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.               Undertakings

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 25, 2015.

SPHERE 3D CORP.

By:	/s/ Eric Kelly
Eric Kelly
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eric Kelly and Peter Tassiopoulos, or either one or both of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Kelly	Chairman of the Board and Chief	June 25, 2015
Eric Kelly	Executive Officer
(Principal Executive Officer)

/s/ Kurt Kalbfleisch	Chief Financial Officer	June 25, 2015
Kurt Kalbfleisch	(Principal Financial and Accounting
Officer)

/s/ Peter Ashkin	Director	June 25, 2015
Peter Ashkin

/s/ Mario Biasini	Director	June 25, 2015
Mario Biasini

/s/ Daniel J. Bordessa	Director	June 25, 2015
Daniel J. Bordessa

/s/ Glenn M. Bowman	Director	June 25, 2015
Glenn M. Bowman

/s/ Vivekanand Mahadevan	Director	June 25, 2015
Vivekanand Mahadevan

/s/ Peter Tassiopoulos	Director	June 25, 2015
Peter Tassiopoulos

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in the City of San Jose, State of California on June 25, 2015.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Eric Kelly
Eric Kelly
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Sphere 3D Corp. 2015 Performance Incentive Plan.

4.2	Sphere 3D Corp. Employee Stock Purchase Plan.

5	Opinion of Stikeman Elliot LLP (opinion re legality).

23.1	Consents of Collins Barrow (consent of independent registered public accounting firm).

23.2	Consent of Moss Adams LLP (consent of independent registered public accounting firm).

23.3	Consent of RSM Deutschland GmbH Wirtschaftsprüfungsgesellschaft (consent of independent registered public accounting firm).

23.4	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).